UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 25, 2007

 (Exact Name of Registrant as Specified in its Charter)

Delaware	1-7201	33-0379007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

801 17th Avenue South
Myrtle Beach, South Carolina		29577
(Address of principal executive offices)		(Zip Code)

(843) 448-9411
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 2.01   Completion of Acquisition or Disposition of Assets

On September 25, 2007, AVX Corporation (the “Company”) completed its previously announced merger pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 15, 2007, by and among the Company, American Technical Ceramics Corp. (“ATC”), and Admiral Byrd Acquisition Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, whereby Merger Sub was merged with and into ATC (the “Merger”).  Pursuant to the Merger Agreement, the separate corporate existence of Merger Sub has ceased and ATC, as the surviving corporation in the Merger, became a wholly-owned subsidiary of the Company.

As a result of the Merger, each outstanding share of ATC common stock has been converted into the right to receive $24.75 in cash and each outstanding option to purchase ATC common stock has been converted into the right to receive $24.75 in cash less the applicable exercise price with respect to each share of common stock underlying such option.  The aggregate merger consideration paid to ATC’s former stockholders and optionholders was approximately $231 million. The merger consideration was funded from the Company’s existing cash.

Prior to entering into the Merger Agreement, there were no material relationships between or among the Company or any of its affiliates, officers or directors, on the one hand, and ATC or any of its affiliates, officers, directors or associates of any of ATC’s officers or directors, on the other.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which was included as Exhibit 2 to the Company’s Schedule 13D filed with the Securities and Exchange Commission on June 25, 2007.

Item 9.01	Financial Statements and Exhibits

The following exhibits are furnished with this report:

Exhibit No.                                           Description

2.1
Agreement and Plan of Merger, dated June 15, 2007, by and among AVX Corporation, Admiral Byrd, Inc. and the Company.
(Incorporated by reference to Exhibit 2 to the Company’s Schedule 13D, filed on June 25, 2007.)

99.1      Press Release dated September 25, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 25, 2007

AVX CORPORATION

By:	/s/ Kurt P. Cummings

Name:	Kurt P. Cummings
Title:	Vice President and Chief Financial Officer